UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 or 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
September 7, 2007

Date of Report (date of earliest event reported)
OMNITURE, INC.
(Exact name of Registrant as specified in its charter)

Delaware	000-52076	87-0619936

(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer
incorporation or organization)		Identification Number)
550 East Timpanogos Circle
Orem, UT 84097
(Address of principal executive offices, including zip code)
(801) 722-7000
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement
     On September 7, 2007, Omniture, Inc., a Delaware corporation (“Omniture”), entered into an Agreement and Plan of Reorganization (the “Merger Agreement”), by and among Offermatica Corporation (“Offermatica”), Omniture, San Francisco Acquisition Corp, a wholly-owned subsidiary of Omniture (the “Merger Sub”), US Bank National Association as Escrow Agent and Henry Baker as the Stockholder Representative.
     Pursuant to the terms and conditions of the Merger Agreement, the Merger Sub will be merged with and into Offermatica (the “Merger”) and each outstanding share of Offermatica capital stock (including all outstanding options, (determined on the treasury method) warrants and any other rights to purchase or acquire capital stock of Offermatica) will be converted into and represent the right to receive a portion of the total consideration consisting of approximately $65 million in the aggregate, which consists of the following: approximately $30 million in cash (of which approximately $22 million would be payable on the closing date and $8 million would be placed into escrow on the closing date to secure indemnity obligations of the Offermatica shareholders pursuant to the Merger Agreement); and approximately $35 million to be paid in shares of Omniture common stock (with the value of the Omniture common stock to be based on the average closing sale price of Omniture common stock for the 45 consecutive calendar days prior to the closing date). The total consideration to be paid in connection with the Merger is subject to reduction based on Offermatica’s working capital, unpaid third-party expenses and outstanding indebtedness at the time of closing. In lieu of issuing shares of Omniture common stock, Omniture will have the right to pay the full amount of the purchase price in cash.
     In connection with the Merger, options to purchase Offermatica common stock outstanding at the time of the Merger will be assumed by Omniture and converted into options to purchase Omniture common stock based on an option exchange ratio. Omniture has agreed to file a registration statement on Form S-8 following the closing in order to register the shares of Omniture common stock issuable upon the exercise of the assumed Offermatica options that are eligible to be registered on Form S-8.
     Omniture and Offermatica each made representations, warranties and covenants in the Merger Agreement that are similar to those made by parties in similar business combinations. The Merger is subject to customary closing conditions and is expected to close in the fourth quarter of 2007.
     The foregoing description of the Merger Agreement is only a summary, does not purport to be complete and is qualified in its entirety by reference to the full text of the Merger Agreement, which is attached hereto as Exhibit 2.1 and is incorporated herein by reference
Item 3.02 Unregistered Sales of Equity Securities.
     In connection with the Merger described in Item 1.01 above, Omniture may issue unregistered shares of Omniture common stock as part of the merger consideration paid to shareholders of Offermatica in the Merger. Pursuant to the Merger Agreement, approximately $35 million of the merger consideration will be paid in shares of Omniture common stock, with the value of the Omniture common stock to be based on the average closing sale price of Omniture common stock for the 45 consecutive calendar days prior to the closing date (such shares of Omniture common stock, the “Merger Shares”).
     Pursuant to the Merger Agreement, Omniture will prepare and file an application with the California Commissioner of Corporations in order to obtain a permit qualifying the issuance of the Merger Shares under Sections 25121 and 25142 of the California Corporations Code such that the issuance of the Merger Shares shall be exempt, pursuant to Section 3(a)(10) of the Securities Act of 1933, as amended (the “Securities Act”), from the registration requirements of Section 5 of the Securities Act. In lieu of issuing shares of Omniture common stock, Omniture will have the right to pay the full amount of the purchase price in cash. The Merger is subject to customary closing conditions and is expected to close in the fourth quarter of 2007.

          The foregoing description of the Merger Agreement is only a summary, does not purport to be complete and is qualified in its entirety by reference to the full text of the Merger Agreement, which is attached hereto as Exhibit 2.1 and is incorporated herein by reference.
Item 7.01. Regulation FD Disclosure.
          On September 7, 2007, Omniture issued a press release announcing that it had entered into the Merger Agreement, a copy of which is attached hereto as Exhibit 99.1.
          The information contained herein, including Exhibit 99.1 attached hereto, is intended to be furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act or the Exchange Act, except as expressly set forth by specific reference in such filing.
Item 9.01. Financial Statements and Exhibits.
(d)	Exhibits.
2.1	Agreement and Plan of Reorganization, dated as of September 7, 2007, by and among Omniture, Inc., Offermatica Corporation, San Francisco Acquisition Corp, U.S. Bank National Association, as Escrow Agent and Henry Baker, as the Stockholder Representative.

99.1	Text of press release of Omniture, Inc. issued on September 7, 2007.

SIGNATURES
     Pursuant to the requirements of the Exchange Act, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OMNITURE, INC.

	By:	/s/ Michael S. Herring

Michael S. Herring
Dated: September 12, 2007		Chief Financial Officer and Executive Vice President

INDEX TO EXHIBITS

Exhibit Number	Description
2.1	Merger Agreement and Plan of Reorganization, dated as of September 7, 2007, by and among Omniture, Inc., Offermatica Corporation, San Francisco Acquisition Corp, U.S. Bank National Association, as Escrow Agent and Henry Baker, as the Stockholder Representative.

99.1	Text of press release of Omniture, Inc. issued on September 7, 2007.